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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 4 to the Registration Statement (Form S-3 No. 333-49858) and related Prospectus of Abgenix, Inc. for the registration of 622,500 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 2002 (except for Note 13 as to which the date is March 11, 2002), with respect to the consolidated financial statements of Abgenix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Palo Alto, California
July 23, 2002

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS